Exhibit (a)(8)

AMENDMENT NO. 7
TO THE
DECLARATION OF TRUST
OF GOLDMAN SACHS
VARIABLE INSURANCE TRUST

     The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on August 1, 2002:

     RESOLVED, that the termination of the Goldman Sachs Variable Insurance Trust’s Internet Tollkeeper Fund, CORE Large Cap Growth Fund and Global Income Fund, be, and they hereby are, ratified, confirmed and approved;

     FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Goldman Sachs Variable Insurance Trust Internet Tollkeeper Fund, CORE Large Cap Growth Fund and Global Income Fund; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

/s/ Howard B. Surloff

Howard B. Surloff
Title: Secretary